EXHIBIT 10.08

SUPPLY AGREEMENT

        AGREEMENT, made as of this 1st day of May, 2006, between GLENWOOD, L.L.C., having its principal place of business located at 111 Cedar Lane, Englewood, New Jersey 07631 (hereinafter referred to as “Purchaser”), and WESTERN MEDICAL, LTD., having its principal place of business located at 64 North Summit Street, Tenafly, New Jersey 07670 (hereinafter referred to as “Supplier”);

        1.    Purchase of Requirements.

        For a period of ten (10) years from the date of this Agreement, through April 30, 2016, Supplier agrees to provide, pursuant to Purchaser’s specifications, and to sell to Purchaser, the Supplier’s traditional wound care products, more specifically described as tubular compression, retention and protective dressings and Unna Boots that are Class 1 medical devices, which do not carry the FDA requirement of 510(k) pre-market registration and certification, for resale to the following pharmaceutical wholesalers, in such quantities as shall satisfy the Purchaser’s requirements for resale to such pharmaceutical wholesalers during the term of this Agreement:

McKesson	Kinray
Cardinal	McQuery
HD Smith	Rockchester Drug
DIK Drug	Smith Drug
D&K Healthcare	Morris Dickson
Frank Kerr	Value Drug

        2.    Price.

        For and in consideration of the Supplier’s production and supply of products to which reference is made in Paragraph 1 hereof for resale to pharmaceutical wholesalers, Purchaser agrees to pay the price for each product as listed on Exhibit “A” to this Agreement, subject to such annual price modification as shall be mutually agreed upon between Supplier and Purchaser, in writing, during the term of this Agreement. In no event shall the price be increased each year more than the annual increase in the Consumer Price Index for northern New Jersey during the term of this Agreement, and any extensions hereof, for a period of ten (10) years, from May 1, 2006 through April 30, 2016.

        3.    Exclusivity and Restrictions.

        Purchaser and Supplier agree that, for the term of this Agreement, and any extensions hereto, Purchaser shall have the exclusive right to sell the aforementioned products to the pharmaceutical wholesalers enumerated above. However, in no event shall Purchaser provide or sell any of the products covered by this Agreement to medical/surgical distributors. Purchaser may sell the aforementioned products only to those pharmaceutical wholesalers as enumerated above, and to such additional pharmaceutical wholesalers as shall be agreed to between Purchaser and Supplier, in writing.

        The parties consent and agree that injunctive or other equitable relief, as well as monetary damages, shall be available to enforce the exclusivity provision set forth in this section, and such relief shall be available without the necessity of posting a bond, cash or otherwise.

        4.    Renewal or Waivers.

        This Agreement shall not be renewed, nor shall any of its terms be deemed to have been waived by the Supplier or by the Purchaser, unless such renewal or waiver is in writing and signed by the Supplier and Purchaser, or by their duly authorized representatives.

        5.    Indemnification.

        Supplier agrees to indemnify and hold Purchaser harmless from and with respect to any and all claims, liabilities, losses, damages, costs and expenses (including reasonable counsel fees), arising from or related to Supplier’s negligence in manufacture of the products being supplied hereunder. This indemnification shall survive the term of this Agreement, or any extensions hereto.

        6.    Patents, Trademarks and Confidential Information.

        Supplier warrants that neither the products supplied, nor the manufacturing processes or methods used to produce the products, infringe any patent, registered design, copyright or the industrial or intellectual property rights of any third party.

        Each party will keep secret and confidential from any third party any and all information disclosed to it by the other party pursuant to this Agreement if such information is reduced to writing or other tangible form at the time of disclosure and marked, “Confidential,” or, if disclosed orally, if such information is identified as confidential at the time of disclosure and is reduced to writing and marked, “Confidential,” within thirty (30) days of such oral disclosure; provided, however, that the receiving party will have no such confidential obligation with respect to any such information which is: (a) known to the receiving party at the time of disclosure thereof to the receiving party by the disclosing party, as evidenced by records then in the possession of the receiving party; or (b) at the time of disclosure or thereafter, generally publicly available without the fault of the receiving party; or (c) subsequently disclosed to the receiving party, its employees, or other representatives, by any third party not under an obligation of confidentiality to the disclosing party. All obligations of both Purchaser and Supplier under this section shall terminate three (3) years from the date this Agreement expires or terminates.

        7.    Entire Agreement.

        This Agreement contains the entire understanding of the parties. It shall supersede any other written or oral agreement and shall be binding upon and inure to the benefit of the respective parties, their successors and permitted assigns. This Agreement shall not be modified in any way without the written consent of both parties, and neither party shall have the right to assign this Agreement, in whole or in part, without the prior written consent of the other. Other products may be added to the Agreement upon the written approval of both parties.

        8.    Governing Law and Jurisdiction.

        This Agreement shall be governed and construed pursuant to the laws of the State of New Jersey. The parties consent to the exclusive jurisdiction of the New Jersey courts, in Bergen County, New Jersey, or any federal court located in Newark, New Jersey, for the resolution of any dispute arising under the terms of this Agreement.

        IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

ATTEST:	GLENWOOD, L.L.C.
By
Brian T. Fuhrmann Secretary		John I. Gruen General Manager
ATTEST:	WESTERN MEDICAL, LTD.
By
Brian T. Fuhrmann Secretary		Christopher Fuhrman President